                                               Filed pursuant to Rule 424(b)5
                                               Registration Number 33-64081

           PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED NOVEMBER 8, 1995

                                  $250,000,000

                              PPG INDUSTRIES, INC.
    LOGO
[ABOVE LOGO OF PPG INDUSTRIES]
                 $150,000,000 6 1/2% Notes Due November 1, 2007
                 $100,000,000 6 7/8% Notes Due November 1, 2017
                     Interest payable May 1 and November 1
                                 ------------

The  $150,000,000 6 1/2% Notes  Due November 1, 2007  (the "6 1/2% Notes")  and
 the $100,000,000  6 7/8% Notes Due November  1, 2017 (the "6 7/8  Notes") are
  hereinafter collectively referred to as  the "Notes." Interest on the Notes is payable semiannually in arrears on November  1 and May 1 of each year, beginning May 1, 1998. The Notes will be redeemable in whole or in  part at  any time, at the option of PPG Industries Inc. (the  "Company"), at a  redemption  price  equal to  the  greater  of  (i) 100%  of  their principal  amount and (ii)  the sum  of the  present values  of the remaining scheduled  payments of  principal and  interest thereon discounted, on  a semiannual basis,  at the  Treasury Yield  (as defined herein) plus (a) ten (10) basis points with respect to the  6 1/2%  Notes, and  (b) fifteen  (15) basis points  with
          respect  to  the   6  7/8%  Notes,  together  with  accrued
           interest to the date    of redemption. The Notes will not
            be subject to a sinking fund.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
 ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                         Underwriting
                                              Price to   Discounts and  Proceeds to
                                             Public(1)    Commissions  Company(1)(2)
                                            ------------ ------------- -------------
Per 6 1/2% Note............................   99.694%          0.65%      99.044%
Total...................................... $149,541,000 $975,000      $148,566,000
Per 6 7/8% Note............................   99.302%          0.875%     98.427%
Total...................................... $99,302,000  $875,000      $98,427,000

(1) Plus accrued interest, if any, from November 3, 1997.
(2) Before deduction of expenses payable by the Company estimated to be $200,000.

  The Notes are offered by the several Underwriters when, as and if issued by the Company, delivered to and accepted by the Underwriters and subject to their right to reject orders in whole or in part. It is expected that delivery of the Global Notes will be made through the book-entry facilities of DTC on or about November 3, 1997, against payment in immediately available funds.

CREDIT SUISSE FIRST BOSTON        GOLDMAN, SACHS & CO.         J.P. MORGAN & CO.
                 Prospectus Supplement dated October 29, 1997.

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES OFFERED HEREBY, INCLUDING OVER-ALLOTMENT, STABILIZING TRANSACTIONS, SYNDICATE SHORT COVERING TRANSACTIONS AND PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                                USE OF PROCEEDS

  The net proceeds from the offerings will be available for general corporate purposes, including repayment of commercial paper.

                      RATIO OF EARNINGS TO FIXED CHARGES

  The following table sets forth the ratio of earnings to fixed charges for the Company for the periods indicated.

                                    YEAR ENDED DECEMBER 31,     NINE MONTHS
                                   -------------------------       ENDED
                                   1992 1993 1994 1995  1996 SEPTEMBER 30, 1997
                                   ---- ---- ---- ----- ---- ------------------
Ratio of earnings to fixed
 charges.......................... 4.09 5.01 8.43 11.26 9.90        9.57

--------
  For the purpose of this ratio, "earnings" consist of consolidated earnings before income taxes, plus fixed charges exclusive of capitalized interest and less undistributed income of unconsolidated affiliates carried on the equity basis. Earnings for the periods indicated were affected by charges from business divestitures and realignments as follows, in millions: $10.4, $126.4 and $85.0, respectively, for the years ended December 31, 1992, 1993 and 1994. There were no charges from business divestitures and realignments for the years ended December 31, 1995 and 1996 or for the nine months ended September 30, 1997. "Fixed charges" consist of interest, whether expensed or capitalized (including amortization of debt discount and debt expense), and that portion of rentals which is representative of interest.

                           DESCRIPTION OF THE NOTES

  The following description of the terms of the 6 1/2% Notes and the 6 7/8% Notes offered hereby supplements and modifies the description of the general terms and provisions of the Debt Securities set forth in the accompanying Prospectus, to which reference is hereby made.

GENERAL

  The Notes will be unsecured obligations of the Company and will be issued under an Indenture dated as of August 1, 1982 as supplemented (such Indenture as so supplemented is hereinafter called the "Indenture"), between the Company and Harris Trust and Savings Bank, as Trustee (the "Trustee"). The 6 1/2% Notes will be limited to $150,000,000 aggregate principal amount, will bear interest at the rate of 6 1/2% per annum and will mature on November 1, 2007. The 6 7/8% Notes will be limited to $100,000,000 aggregate principal amount, will bear interest at the rate of 6 7/8% per annum and will mature on November 1, 2017. The Notes will bear interest from November 3, 1997 or from the most recent interest payment date to which interest has been paid or provided for, payable semiannually on May 1 and November 1 of each year, commencing on May 1, 1998, to the persons in whose names the Notes are registered at the close of business on the April 15 or October 15, as the case may be, next preceding such interest payment date. The Global Notes are to be issued only in registered book-entry form without coupons in denominations of $1,000 and integral multiples thereof.

REDEMPTION

  The Notes will be redeemable in whole or in part at any time, at the option of the Company, at a redemption price equal to the greater of (i) 100% of their principal amount and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted, on a semi-annual basis, at the Treasury Yield plus (a) ten (10) basis points with respect to the 6 1/2% Notes and (b) fifteen (15) basis points with respect to the 6 7/8% Notes, together with accrued interest to the date of redemption. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months. The Notes are not subject to a sinking fund.

  Holders of Notes to be redeemed will receive notice thereof by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption.

  "Treasury Yield" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

  "Comparable Treasury Issue" means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes. "Independent Investment Banker" means Credit Suisse First Boston Corporation or, if such firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing in the United States appointed by the Trustee after consulting with the Company.

  "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, the average of the Reference Treasury Dealer Quotations for such redemption date. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

  "Reference Treasury Dealer" means each of Credit Suisse First Boston Corporation and Goldman, Sachs & Co. and their respective successors; provided however, that if either of the foregoing ceases to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company will substitute therefor another Primary Treasury Dealer.

BOOK-ENTRY SYSTEM

  The 6 1/2% Notes and 6 7/8% Notes will each be issued in the form of one or more fully registered securities (each a "Global Note" and collectively, the "Global Notes") which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the "Depositary") and registered in the name of the Depositary's nominee. Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to the Depositary or another nominee of the Depositary.

  The Depositary has advised the Company and the Underwriters as follows: The Depositary is a limited-purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The Depositary was created to hold securities of institutions that have accounts with the Depositary or its nominee ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly. The Depositary agrees with and represents to its participants that it will administer its book-entry system in accordance with its rules and by-laws and requirements of law.

  Upon the issuance of the Global Notes, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Notes represented by such Global Notes to the accounts of participants. The accounts to be credited shall be designated by the Underwriters. Ownership of beneficial interests in the Global Notes will be limited to participants or persons that may hold interests through participants. Ownership of interests in the Global Notes will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants' interests) and such participants (with respect to the owners of beneficial interests in the Global Notes). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer beneficial interests in the Global Notes.

  So long as the Depositary, or its nominee, is the registered holder and owner of the Global Notes, the Depositary or such nominee, as the case may be, will be considered the sole owner and holder of the related Notes for all purposes of such Notes and for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in the Global Notes will not be entitled to have the Notes represented by such Global Notes registered in their names, will not receive or be entitled to receive physical delivery of certificated Notes in definitive form and will not be considered to be the owners or holders of any Notes under the Indenture or the Global Notes. Accordingly, each person owning a beneficial interest in the Global Notes must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interests, to exercise any rights of a holder of Notes under the Indenture or the Global Notes. The Company understands that under existing industry practice, in the event the Company requests any action of holders of the 6 1/2% Notes or the 6 7/8% Notes, or an owner of a beneficial interest in a Global Note desires to take any action that the Depositary, as the holder of such Global Note, is entitled to take, the Depositary would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

  Payment of principal of and interest on Notes represented by the Global Notes registered in the name of or held by the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner and holder of the Global Notes.

  The Company expects that the Depositary, upon receipt of any payment of principal or interest in respect of the Global Notes, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of the Depositary. The Company also expects that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Notes for any Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the Depositary and its participants or the relationship between such participants and the owners of beneficial interests in the Global Notes owning through such participants.

  Unless and until they are exchanged in whole or in part for certificated Notes in definitive form, the Global Notes may not be transferred except as a whole by the Depositary to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary.

  The 6 1/2% Notes or the 6 7/8% Notes, as the case may be, represented by a Global Note may be exchanged for certificated notes in definitive form of like tenor as such 6 1/2% Notes or the 6 7/8% Notes, respectively, in denominations of $1,000 and in any greater amount that is an integral multiple thereof if
(i) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for such Global Note or if at any time the Depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, (ii) the Company in its discretion at any time determines not to have all of the 6 1/2% Notes or the 6 7/8% Notes, as the case may be, represented by such Global Note and notifies the Trustee thereof, or (iii) an Event of Default has occurred and is continuing with respect to the 6 1/2% Notes or the 6 7/8% Notes, as the case may be, represented by such Global Note. Any 6 1/2% Note or 6 7/8% Note that is exchanged pursuant to the preceding sentence will be exchangeable for certificated 6 1/2% Notes or 6 7/8% Notes, respectively, issuable in authorized denominations and registered in such names as the Depositary shall direct.

                                 UNDERWRITING

  Subject to the terms and conditions set forth in an Underwriting Agreement and Terms Agreements dated October 29, 1997 (together, the "Underwriting Agreements"), the Company has agreed to sell to Credit Suisse First Boston Corporation, Goldman, Sachs & Co. and J.P. Morgan Securities Inc. (the "Underwriters"), and the Underwriters have severally but not jointly agreed to purchase from the Company, the following respective principal amounts of the
Notes:

                                                       PRINCIPAL    PRINCIPAL
                                                       AMOUNT OF    AMOUNT OF
                                                      6 1/2% NOTES 6 7/8% NOTES
      NAME                                            ------------ ------------
      Credit Suisse First Boston Corporation......... $ 50,000,000 $ 33,400,000
      Goldman, Sachs & Co............................   50,000,000   33,300,000
      J.P. Morgan Securities Inc.....................   50,000,000   33,300,000
                                                      ------------ ------------
          Total...................................... $150,000,000 $100,000,000
                                                      ============ ============

  The Underwriting Agreements provide that the obligations of the Underwriters are subject to certain conditions precedent, and that the Underwriters will be obligated to purchase all of the 6 1/2% Notes or 6 7/8% Notes if any 6 1/2% Notes or 6 7/8% Notes, respectively, are purchased.

  The Company has been advised by the Underwriters that the Underwriters propose to offer the Notes to the public initially at the offering prices set forth on the cover page of this Prospectus Supplement and to certain dealers at such prices less a concession of 0.40% of the principal amount per 6 1/2% Note and 0.50% of the principal amount per 6 7/8% Note, and the Underwriters and such dealers may allow a discount of 0.25% of the principal amount per 6 1/2% Note and 0.25% of the principal amount per 6 7/8% Note on sales to certain other dealers. After the initial public offering the public offering prices and concessions and discounts to dealers may be changed by the Underwriters.

  The Underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids. Over-allotment involves syndicate sales in excess of the offering size which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Underwriters to reclaim a selling concession from a syndicate member when the Notes originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the Notes to be higher than it would otherwise be in the absence of such transactions.

  The Notes are new issues of securities with no established trading markets. The Company has been advised by the Underwriters that one or more of the Underwriters intend to make markets in the Notes, but are not obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of, or trading markets for, the Notes.

  In the ordinary course of their respective businesses, affiliates of J.P. Morgan Securities Inc. have engaged, and in the future may engage, in commercial banking and investment banking transactions with the Company and affiliates of the Company.

  The Company has agreed to indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the Underwriters may be required to make in respect thereof.

                         NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

  The distribution of the Notes in Canada is being made only on a private placement basis exempt from the requirement that the Company prepare and file a prospectus with the securities' regulatory authorities in each province where trades of Notes are effected. Accordingly, any resale of the Notes in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Notes.

REPRESENTATIONS OF PURCHASERS

  Each purchaser of Notes in Canada who receives a purchase confirmation will be deemed to represent to the Company and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such Notes without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "Resale Restrictions".

RIGHTS OF ACTION (ONTARIO PURCHASE)

  The Notes being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by section 32 of the Regulation under the Securities Act (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

  All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

  A purchaser of Notes to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any Notes acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from the Company. Only one such report must be filed in respect of Notes acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

  Canadian purchasers of Notes should consult their own legal and tax advisors with respect to the tax consequence of an investment in the Notes in their particular circumstances and with respect to the eligibility of the Notes for investment by the purchaser under relevant Canadian legislation.

                             VALIDITY OF THE NOTES

  The validity of the Notes to which this Prospectus Supplement relates will be passed upon for the Company by James C. Diggs, Senior Vice President and General Counsel of the Company, and for the Underwriters by Sullivan & Cromwell, New York, New York. Mr. Diggs beneficially owns an aggregate of 2,032 shares of the common stock of the Company directly and indirectly through the Company's employee savings plan. In addition, Mr. Diggs holds options entitling him to acquire 18,500 shares of such common stock.

                                    EXPERTS

  The consolidated financial statements and related financial statement schedule as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 incorporated in the accompanying Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are also incorporated in the accompanying Prospectus by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

-------------------------------------------------------------------------------

                              P R O S P E C T U S
-------------------------------------------------------------------------------
                             PPG Industries, Inc.

                                Debt Securities
                                 ------------

  PPG Industries, Inc. (the "Company") may, from time to time, offer up to $600,000,000 aggregate principal amount of its debt securities (the "Debt Securities") on terms to be determined at the time of sale. The terms of the Debt Securities in respect of which this Prospectus is being delivered (the "Offered Debt Securities"), including, where applicable, the aggregate principal amount, denominations, currency of payment, maturity, premium, if any, rate of interest (which may be fixed or variable), if any, time of payment of any interest, purchase price, provisions for redemption or sinking fund, if any, and other provisions, are set forth in the accompanying Prospectus Supplement ("Prospectus Supplement"), together with the terms of offering of the Offered Debt Securities. The Debt Securities may be sold by the Company directly, through agents designated from time to time or to one or more underwriters or dealers for public offering pursuant to terms of offering fixed at the time of sale.
                                 ------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

-------------------------------------------------------------------------------

                               November 8, 1995

  NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY AGENT, UNDERWRITER, OR DEALER. THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. THE DELIVERY OF THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                 ------------

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; and at its Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and its Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such reports, proxy statements and other information can be inspected also at the offices of the New York Stock Exchange, the Pacific Stock Exchange and the Philadelphia Stock Exchange, the national securities exchanges on which the Company's securities are listed. This Prospectus does not contain all of the information set forth in the Registration Statement and exhibits thereto filed by the Company with the Commission under the Securities Act of 1933, and to which reference is hereby made.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, which has been filed by the Company with the Securities and Exchange Commission, is incorporated herein by reference and made a part hereof.

  The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995, and September 30, 1995 are incorporated by reference herein and made part hereof.

  The Company's Current Reports on Form 8-K dated April 4, 1995, April 20, 1995, July 31, 1995, October 19, 1995, and November 8, 1995 are incorporated by reference herein and made part hereof.

  All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this Prospectus and prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

  Any statement contained in a document incorporated by reference herein or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in the Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will provide, without charge, to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents which have been or may be incorporated herein by reference (other than exhibits to such documents not specifically incorporated therein). Such requests should be directed to PPG Industries, Inc., One PPG Place, Pittsburgh, Pennsylvania 15272, Attention: Director, Investor Relations, (412) 434-2120.

                                  THE COMPANY

  The business of the Company, a Pennsylvania corporation, is concentrated in three basic segments: glass, coatings and resins, and chemicals. The Company's principal executive offices are located at One PPG Place, Pittsburgh, Pennsylvania 15272 and its telephone number is (412) 434-3131.

                                USE OF PROCEEDS

  Except as otherwise provided in the Prospectus Supplement, the net proceeds to the Company from the sale of the Debt Securities will be added to the Company's general funds and will be used for general corporate purposes. The Company expects that it may from time to time engage in additional public or private financings of a character and in an amount to be determined as the occasion arises.

                      DESCRIPTION OF THE DEBT SECURITIES

  The Offered Debt Securities are to be issued under an indenture, dated as of August 1, 1982 (the "Original Indenture") as amended and supplemented (such Original Indenture, as so amended and supplemented, the "Indenture"), between the Company and Harris Trust and Savings Bank, as Trustee (the "Trustee"). Copies of the Original Indenture and the amendments and supplements thereto are Exhibits to this Registration Statement. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture. Capitalized terms are defined in the Indenture unless otherwise defined herein. Wherever particular provisions or defined terms of the Indenture are referred to, such provisions or defined terms are incorporated herein by reference.

GENERAL

  The Indenture provides for the issuance, from time to time in one or more series, of unsecured obligations of the Company which may be debentures, notes or other evidences of indebtedness ("Debt Securities"). The Indenture does not limit the amount of Debt Securities which may be authenticated and delivered thereunder. Each series of Debt Securities may be established in or pursuant to a resolution of the Company's Board of Directors or in one or more indentures supplemental to the Indenture.

  The Prospectus Supplement relating to the Offered Debt Securities will describe the following terms of the Offered Debt Securities: (1) the title of the Offered Debt Securities; (2) any limit on the aggregate principal amount of the Offered Debt Securities; (3) the date or dates on which the Offered Debt Securities will mature; (4) the rate or rates (which may be fixed or variable) at which the Offered Debt Securities will bear interest, if any, and the date from which such interest will accrue; (5) the dates on which such interest will be payable and the Regular Record Dates for such Interest Payment Dates; (6) any mandatory or optional sinking fund or analogous provisions; (7) the date, if any, after which, and the price or prices at which, the Offered Debt Securities may be redeemed at the option of the Company; (8) if applicable, the terms and conditions upon which the Offered Debt Securities may be repayable prior to final maturity at the option of the holder thereof or otherwise; (9) any additional restrictive covenants included for the benefit of Holders of the Offered Debt Securities; (10) any additional Events of Default provided with respect to the Offered Debt Securities; (11) the currency of payment of principal of and premium, if any, and interest, if any, on the Offered Debt Securities; (12) any index used to determine the amount of payments of principal of and premium, if any, and interest, if any, on the Offered Debt Securities; (13) whether such Offered Debt Securities are to be issued in whole or in part in the form of one or more Global Securities and, if so, the identity of the depositary for such Global Security or Securities (the "Depositary") and the circumstances under which any such Global Security may be exchanged for Securities registered in the name of, and any transfer of such Global Security may be registered to, a Person other than such Depositary or its nominee; and (14) any other terms of the Offered Debt Securities. Unless otherwise indicated in the Prospectus Supplement, principal of (and premium, if any) and interest (if any) on the Offered Debt Securities will be payable, and transfers of the Offered Debt Securities will be registrable, at the office of the Trustee or its designee, provided that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as it appears in the Security Register. ((S)(S) 201, 301, 305 and 1002)

  The Offered Debt Securities will be issued only in fully registered form without coupons and, unless otherwise indicated in the Prospectus Supplement, in denominations of $1,000 or any integral multiple thereof. ((S)302) No service charge will be made for any registration of transfer or exchange of Offered Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. ((S) 305)

  Debt Securities may be issued under the Indenture as Original Issue Discount Debt Securities to be sold at a substantial discount below their principal amount. Special federal income tax and other considerations applicable thereto will be described in the Prospectus Supplement relating thereto.

GLOBAL SECURITIES

  The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a Depositary identified in the applicable Prospectus Supplement or Prospectus Supplements. A Global Security will be issued in a denomination equal to the aggregate principal amount of outstanding Debt Securities of the series represented by such Global Security. Global Securities will be issued in registered form and in either temporary or permanent global form. Unless and until it is exchanged for Debt Securities in definitive form, a temporary Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the applicable Prospectus Supplement or Prospectus Supplements.

RESTRICTIVE COVENANTS

  The following restrictive covenants are applicable so long as the Debt Securities of any series are Outstanding except that one or more of such covenants may be made inapplicable to Debt Securities of a particular series at the time of establishment of such series. The Prospectus Supplement relating to such series will state which covenants are inapplicable to such series.

  The Company will not, and will not permit any Restricted Subsidiary to, incur or guarantee any debt secured by a mortgage or lien on any of the principal manufacturing or research properties, plants or facilities of the Company or any Restricted Subsidiary, or on any shares of stock or indebtedness of any Restricted Subsidiary, without making effective provision for securing the Debt Securities of any series to which this covenant applies (and, if the Company so elects, any indebtedness ranking equally with such Debt Securities) equally and ratably with or prior to such secured debt. These covenants will not apply to debt secured by (a) mortgages or liens on property existing at the time acquired or on property of any corporation existing at the time it becomes a subsidiary, (b) purchase money mortgages, (c) mortgages or liens on property to finance the cost of exploration, development or improvement of such property, (d) mortgages or liens on property in favor of the United States or any state thereof, or any other country, or any political subdivision of any of the foregoing, to secure payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such mortgages or liens, (e) mortgages or liens securing indebtedness owing to the Company or a wholly-owned Restricted Subsidiary by a Subsidiary, or (f) extensions, renewals or replacements of any of the foregoing. Notwithstanding these covenants, the Company and its Restricted Subsidiaries may incur or guarantee any secured debt which would otherwise be subject to the foregoing restrictions, provided that after giving effect thereto the sum of the aggregate amount of such debt then outstanding (not including secured debt permitted under the foregoing exceptions) and the aggregate "value" of sale and leaseback transactions (as defined) at such time does not exceed 5% of the "shareholders' interest" (defined to include the aggregate of capital and surplus, less treasury stock at cost, of the Company and its Restricted Subsidiaries consolidated as of the end of the latest fiscal year). ((S) 1004)

  Sales and leasebacks of real property by the Company or a Restricted Subsidiary (except those for a temporary period of not more than three years) will be prohibited unless (a) the property involved could be mortgaged to the extent of the "value" of the sale and leaseback transaction without equally and ratably securing the Debt Securities of any series to which this covenant applies or
(b) an amount equal to the proceeds of sale or the fair value of the property sold (whichever is higher) is applied to the retirement of Funded Debt of the Company (with provision for a credit in certain cases for Debt Securities otherwise acquired or retired). ((S) 1005)

  Neither the Company nor any Restricted Subsidiary may transfer to an Unrestricted Subsidiary any assets which in the opinion of the Board of Directors constitute a major manufacturing or research property, plant or facility of the Company and its Restricted Subsidiaries taken as a whole. ((S)
1005)

  The term "Restricted Subsidiary" means any subsidiary other than foreign subsidiaries or subsidiaries in territories or possessions of the United States or leasing, real estate investment, or financing subsidiaries unless such a subsidiary is designated as a Restricted Subsidiary by the Board of Directors. Restricted Subsidiaries may become Unrestricted Subsidiaries by designation of the Board of Directors but only if in the opinion of the Board they do not own a major manufacturing or research property, plant or facility of the Company and its Restricted Subsidiaries taken as a whole. Any newly acquired or formed Subsidiary may be designated an Unrestricted Subsidiary by action of the Board of Directors within 90 days of such acquisition or formation. ((S) 101)

EVENTS OF DEFAULT

  The following are Events of Default under the Indenture with respect to Debt Securities of any series: (a) failure to pay principal of or premium, if any, on any Debt Security of that series when due; (b) failure to pay any interest on any Debt Security of that series when due, continued for 30 days; (c) failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series; (d) failure to perform, or breach of, any other covenant or warranty of the Company in the Indenture (other than a covenant or warranty included in the Indenture solely for the benefit of series of Debt Securities other than that series), continued for 60 days after written notice as provided in the Indenture; (e) acceleration of the maturity of more than $10,000,000 principal amount of any indebtedness for money borrowed by the Company under the terms of the instrument under which such indebtedness is issued or secured, if such acceleration is not annulled within 10 days after written notice as provided in the Indenture; (f) certain events in bankruptcy, insolvency or reorganization; and (g) any other Event of Default provided with respect to Debt Securities of that series. ((S) 501) If an Event of Default with respect to Debt Securities of any series at the time Outstanding occurs and is continuing, either the Trustee or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Debt Securities, such portion of the principal amount as may be specified in the terms of that series) of all the Debt Securities of that series to be due and payable immediately. At any time after such a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained, the Holders of a majority in principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such declaration and its consequences. ((S) 502)

  The Indenture provides that the Trustee will be under no obligation, subject to the duty of the Trustee during default to act with the required standard of care, to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable security or indemnity. ((S) 603) Subject to such provisions for indemnification of the Trustee, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series. ((S) 512)

  The Company will be required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance. ((S) 1009)

MODIFICATION AND WAIVER

  Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of 66 2/3% in principal amount of the Outstanding Debt Securities of each series affected by such modification or amendment provided that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby, (a) change the stated maturity date of the principal of, or any installment of principal of or interest (if any) on, any Debt Security, (b) reduce the principal amount of, or the premium (if any) or rate of interest (if any) on, any Debt Security, (c) reduce the amount of principal of an Original Issue Discount Debt Security payable upon acceleration of the Maturity thereof, (d) change the place or currency of payment of principal of, or premium (if any) or interest (if any) on, any Debt Security, (e) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security or (f) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults. ((S) 902)

  The Holders of 66 2/3% in principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of that series waive, insofar as that series is concerned, compliance by the Company with certain restrictive provisions of the Indenture. ((S) 1010) The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of that series waive any past default under the Indenture with respect to that series and its consequences, except a default in the payment of the principal of (or premium, if any) or interest (if any) on any Debt Security of that series or in respect of a provision which under the Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of that series affected. ((S) 513)

CONSOLIDATION, MERGER AND SALE OF ASSETS

  The Company, without the consent of any Holders of Outstanding Debt Securities, may consolidate or merge with or into, or transfer or lease its assets substantially as an entirety to, any corporation or may acquire or lease the assets of any Person, provided that the corporation formed by such consolidation or into which the Company is merged or which acquires or leases the assets of the Company substantially as an entirety is organized under the laws of any United States jurisdiction and assumes the Company's obligations on the Debt Securities and under the Indenture, that after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing, and that certain other conditions are met. (Article Eight)

                             PLAN OF DISTRIBUTION

  The Company may sell the Debt Securities directly, through agents designated from time to time or to one or more underwriters or dealers for public offering pursuant to terms of offering fixed at the time of sale. The Prospectus Supplement describes the method of distribution of the Offered Debt Securities. Unless otherwise indicated in the Prospectus Supplement, the obligations of the underwriters to purchase the Offered Debt Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the Offered Debt Securities if any are purchased.

  The Offered Debt Securities may be distributed from time to time in one or more transactions at a fixed price or prices (which may be changed) or at prices determined as specified in the Prospectus Supplement. In connection with the sale of the Offered Debt Securities, underwriters or dealers may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Offered Debt Securities for whom they may act as agent. Underwriters may sell the Offered Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Certain of the underwriters, dealers or agents who participate in the distribution of the Offered Debt Securities may engage in other transactions with, and perform other services for, the Company in the ordinary course of business.

  Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of the Offered Debt Securities, and any discounts, concessions or commissions allowed by underwriters to dealers, are set forth in the Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Offered Debt Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on the resale of the Offered Debt Securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act of 1933.

  If so indicated in the Prospectus Supplement, the Company will authorize dealers or other persons acting as the Company's agent to solicit offers by certain institutions to purchase Debt Securities from the Company pursuant to contracts providing for payment and delivery on a future date.

                                    EXPERTS

  The consolidated financial statements and related financial statement schedule as of December 31, 1994 and 1993 and for each of the three years in the period ended December 31, 1994 incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1994 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are also incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

--------------------------------------------------------------------------------

  NO DEALER, SALESMAN OR OTHER
PERSON HAS BEEN AUTHORIZED TO GIVE
ANY INFORMATION OR MAKE ANY REPRE-
SENTATION NOT CONTAINED IN THIS
PROSPECTUS SUPPLEMENT OR THE PRO-
SPECTUS AND, IF GIVEN OR MADE,
SUCH INFORMATION OR REPRESENTATION
MUST NOT BE RELIED UPON AS HAVING
BEEN AUTHORIZED BY THE COMPANY OR
ANY UNDERWRITER. THIS PROSPECTUS
SUPPLEMENT AND THE PROSPECTUS DO
NOT CONSTITUTE AN OFFER TO SELL OR
A SOLICITATION OF AN OFFER TO BUY
ANY OF THE SECURITIES OFFERED
HEREBY IN ANY JURISDICTION TO ANY
PERSON TO WHOM IT IS UNLAWFUL TO
MAKE SUCH OFFER IN SUCH JURISDIC-
TION. NEITHER THE DELIVERY OF THIS
PROSPECTUS SUPPLEMENT OR THE PRO-
SPECTUS NOR ANY SALE MADE HEREUN-
DER SHALL, UNDER ANY CIRCUMSTANC-
ES, CREATE ANY IMPLICATION THAT
THE INFORMATION HEREIN IS CORRECT
AS OF ANY TIME SUBSEQUENT TO THE
DATE HEREOF OR THAT THERE HAS BEEN
NO CHANGE IN THE AFFAIRS OF THE
COMPANY SINCE SUCH DATE.

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         TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
                           PROSPECTUS SUPPLEMENT
Use of Proceeds............................................................ S-2
Ratio of Earnings to Fixed Charges......................................... S-2
Description of the Notes................................................... S-2
Underwriting............................................................... S-5
Notice to Canadian Residents............................................... S-6
Validity of the Notes...................................................... S-7
Experts.................................................................... S-7
                                PROSPECTUS
Available Information......................................................   2
Incorporation of Certain Documents
 by Reference..............................................................   2
The Company................................................................   3
Use of Proceeds............................................................   3
Description of the Debt Securities.........................................   3
Plan of Distribution.......................................................   6
Experts....................................................................   7

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                           [LOGO OF PPG INDUSTRIES]

                                 $250,000,000

                             PPG INDUSTRIES, INC.

                                 $150,000,000
                                 6 1/2% Notes
                             Due November 1, 2007

                                 $100,000,000
                                 6 7/8% Notes
                             Due November 1, 2017

                             PROSPECTUS SUPPLEMENT

                          CREDIT SUISSE FIRST BOSTON
                             GOLDMAN, SACHS & CO.
                               J.P. MORGAN & CO.

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